Exhibit 99.1

MEMORANDUM

To:        Directors and Executive Officers of Analog Devices, Inc.
From:        Margaret K. Seif, Senior Vice President and General Counsel
Date:         October 21, 2015
Subject:        Notice of Trading Blackout Period

As you may know, the Company is eliminating the ADI Stock Fund as an investment option under the TIP Plan. We are planning to begin liquidation of the shares of ADI common stock held in the ADI Stock Fund beginning on December 8, 2015, and hope to have the entire liquidation completed by December 16, 2015.

TIP Plan participants with an investment in the ADI Stock Fund will be blacked out from trading any TIP Plan assets which they have invested in the ADI Stock Fund, starting at 4:00 pm ET on Friday, December 4, 2015 through Thursday, December 17, 2015 (the “Liquidation Period”).

Because we are imposing a trading blackout on ADI Stock Fund participants, federal securities laws require us to also impose a trading blackout on all directors and executive officers of the Company during the Liquidation Period, regardless of whether you are invested in the ADI Stock Fund.

During the Liquidation Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any shares of ADI common stock (including any stock options or other derivative securities), subject to certain narrow exceptions set forth below.  This trading restriction includes any indirect trading where you have a pecuniary interest in the transaction.  Acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest are also prohibited during the Liquidation Period.

There are two limited exceptions to this special trading blackout. During the Liquidation Period, you may:

•	Give a bona fide gift of ADI securities to a third party; and

•	Trade ADI securities in accordance with a pre-existing Rule 10b5-1 trading plan.

As these exceptions are narrow, please discuss any proposed transactions with Kevin Lanouette or Cynthia McMakin before you or your family members take any action concerning ADI securities during the Liquidation Period.

We will notify you via email when this special trading blackout is lifted and you may again trade ADI securities, subject to the Company’s Insider Trading Policy.

For planning purposes, please note that we are currently in a quarterly blackout period that is scheduled to lift at 9:30 am ET on Wednesday, November 25, 2015. The special trading blackout described in this memo will begin approximately one week later. Please see the attached calendar for reference.

If you have any questions, please contact Kevin Lanouette, the Company’s Assistant General Counsel, at One Technology Way, Norwood, MA 02062, telephone 781-461-3455.